UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   October 20, 2014

LIBERTY STAR URANIUM & METALS CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-50071	90-0175540
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5610 E. Sutler Lane, Tucson, Arizona 85712
(Address of principal executive offices and Zip Code)

Registrant’s telephone number, including area code  520-731-8786

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 20, 2014, we appointed Brett Gross to our board of directors.

Mr. Gross is a mining engineer (BS, Ohio State University, 1982; MS, Virginia Polytechnic Institute, 1988; PE, Colorado and Alabama) and attorney (JD, University of Denver, 2001) with over 30 years of experience, both domestic and international. His work experience includes surface and underground mining operations, engineering, and delivery of construction mega-projects across multiple industrial and commercial markets, and the practice of law related to each of these sectors. Mr. Gross brings a combination of professional skills that benefits every aspect of our business. Mr. Gross’ engineering career began at Virginia Tech, with research focused on rock mechanics and the stability of underground openings, particularly the phenomenon of “coal bumps” and “rock bursts,” and studying methods to monitor stress changes in the longwall barrier pillar during the onset of the active longwall face. The ensuing years of his career have been intimately involved with a broad spectrum of engineering, operations, management and project delivery. Since 2002, Mr. Gross has practiced law both in private practice and as in-house counsel, negotiating and closing complex deals with what today is among the largest and most successful engineering and construction firms in the United States.

There was no arrangement or understanding between Mr. Gross and any other person(s) pursuant to which Mr. Gross was appointed in such capacity. There have been no transactions since the beginning of our last fiscal year, or any currently proposed transaction, in which we were or are to be a participant, exceeding $120,000 and in which Mr. Gross had or will have a direct or indirect material interest. There are no family relationships between Mr. Gross and any other director or executive officer of our company. There is no material plan, contract or arrangement (whether or not written) to which Mr. Gross is a party or in which he participates that is entered into or a material amendment in connection with the triggering event or any grant or award to any such covered person or modification thereto, under any such plan, contract or arrangement in connection with any such event.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY STAR URANIUM & METALS CORP.

By:    /s/ James Briscoe
James Briscoe, President, CEO and Director
Date:  October 21, 2014